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                                  EXHIBIT 4(d)

                               THIRD AMENDMENT TO
                   ZIONS BANCORPORATION DIVIDEND REINVESTMENT
                         AND COMMON STOCK PURCHASE PLAN

         The Zions Bancorporation Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") is hereby amended to increase the number of shares of Common Stock of Zions Bancorporation which may be offered and sold to participants in the Plan from 400,000 (as authorized in a prior amendment) to 600,000.

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